EXHIBIT 99.1

CARS Reports First Quarter 2020 Results

Delivers Strong Revenue and Adjusted EBITDA Performance

Product Agility & Organic Traffic Benefit Dealers During COVID-19 Restrictions

Increased Liquidity to Provide Financial Flexibility

CHICAGO, May 6, 2020 -- Cars.com Inc. (NYSE: CARS) (“Cars.com” or the “Company”), a leading digital marketplace and solutions provider for the automotive industry, today released its financial results for the quarter ended March 31, 2020. The Company will report first-quarter operational and financial results and provide context around the impact of the restrictions imposed as a result of the COVID-19 pandemic.

Q1 Financial Highlights

●	Revenue of $148.1 million, down $6.1 million, or 4% year over year, in line with expectations
●

Non-cash goodwill and intangible asset impairment charge of $905.9 million, or $757.1 million, net of tax, triggered by the COVID-19 pandemic and related restrictions, resulted in a GAAP net loss of $787.4 million, or $11.76 per diluted share

●	Adjusted Net Income of $21.8 million, or $0.32 per diluted share, compared to Adjusted Net Income of $20.7 million or $0.31 per diluted share in the prior year period
●	Adjusted EBITDA of $35.2 million, or 24% of revenue, down $3.4 million year over year, ahead of expectations
●	Net cash provided by operating activities of $28.9 million for the three months ended March

31, 2020

●	Generated Free Cash Flow of $23.1 million in the first quarter of 2020
●

$187.3 million of cash and cash equivalents on the balance sheet, primarily as a result of borrowing $165.0 million on revolving credit facility to increase liquidity and financial flexibility due to the uncertainty of the COVID-19 pandemic

Q1 Key Metrics and Highlights

●	Average Monthly Unique Visitors of 24.9 million, up 11% year over year
●	Traffic (visits) of 158.9 million, up 20% year over year
●	Mobile Traffic was 76% of total Traffic, compared to 71% in the first quarter of 2019
●	Dealer Customers grew from 18,834 at December 31, 2019 to 18,938 at March 31, 2020, marking the Company’s second consecutive quarter of dealer growth
●	Monthly average revenue per dealer ("ARPD") was $2,092, down 6% year over year primarily due to upsell cancellations and discounts given in the second half of March 2020 as a result of COVID-19

Operational Highlights

●

Traffic was up 31% year over year in the first two months of the quarter; Traffic declined in the second half of March due to the impact of the COVID-19 restrictions and was up slightly for the full month of March, as compared to the prior year

●

Strong Dealer Inspire revenue growth continues, achieving 22% year-over-year revenue growth in Q1, driven by a 34% increase in Dealer Customers to 3,600 compared to the prior year period; average number of monthly website launches was 140 in the first quarter, the highest level to date

●	Successful launch of new FUELTM In-Market Video product at NADA in February 2020

●

Bolstering already strong growth at Dealer Inspire, the incremental business from General Motors remains on track to launch and bill over 800 additional websites by the end of 2020 with roll-out starting this summer

#CARSSTRONG Leadership During COVID-19 Pandemic

●	Immediate Financial Relief to Dealer Customers: Invoice credits of 50% in April 2020 and 30% in May and June 2020 on certain products
●

Virtual Retail Solutions: Launched collection of new, value-added no-cost merchandising and digital solutions including Home Delivery and Virtual Appointment badging and chat and video to drive traffic and improve dealers’ ability to engage in remote sales

●

CARS Cares: Established a customer support program, including dedicated website launched to keep our customers up to date on the retail solutions and real-time actions CARS is taking to best support and service customers

●

Federal Aid and Support: Initiated state and federal dealer advocacy campaigns and lobbying efforts with nearly 5,000 auto dealers sending letters to the Department of Homeland Security (“DHS”) as part of our successful effort to persuade the DHS and several local jurisdictions to add automobile sales and leasing to the list of essential services

CARS Financial Response to COVID-19 Restrictions

●

Realigned the operational platform to respond to market conditions and enhance liquidity during restriction period. Substantially reduced expenses, including but not limited to: furlough of approximately 250 people on April 1 with ultimate reduction in force of approximately 170 people effective May 1, reduction of employee and board pay, reduction of variable marketing spend to match car buying audience demand and elimination of non-essential spending. These cost reductions were targeted to offset at least 50% of the revenue impact from COVID-19 restrictions

●	Drew down $165 million on the Company’s revolving credit facility for additional liquidity and flexibility, ending the quarter with $187 million in available cash

“We built on our momentum in Q4 to deliver solid first-quarter Revenue and Adjusted EBITDA through Traffic increases, continued improvements in growing dealer count and solid OEM advertising. This serves as evidence that our business strategy had strong momentum pre-COVID-19 and will continue to deliver benefits to customers and consumers when we emerge from this crisis,” said Alex Vetter, President and Chief Executive Officer of CARS.

“We were well on our way to exit the year with positive Revenue and Adjusted EBITDA growth, through mid-March, when COVID-19 related restrictions were imposed across the country. We proactively worked with our customers to help them manage through the crisis, while also taking immediate measures within the company, including a 250-person furlough of our workforce, and from that furlough a permanent reduction of 170 people, in addition to a cessation of non-critical spending and a cut in compensation for the remaining workforce.”

Vetter continued, “While the impact of COVID-19 is severe, we know our digital solutions are part of the antidote for our industry and we worked in partnership with dealers to initiate efforts to get car sales classified as essential services, selling safely through digital platforms. This, coupled with strong traffic and meaningful financial support to our customers, reinforces our already strong position as true dealer advocates.”

Q1 Results

Revenue for the first quarter of 2020 was $148.1 million, compared to $154.2 million in the prior year period. This decrease was primarily due to fewer dealer customers and lower ARPD than in the prior year. Year over year national advertising revenue declined 4%, representing a stabilization of the business driven by OEMs’ 2020 upfront commitments in line with prior year.

In the first quarter of 2020, the Company recorded a non-cash goodwill and intangible asset impairment charge of $905.9 million, based on the determination that there was a triggering event primarily caused by the COVID-19 pandemic and related restrictions. The impairment charge does not affect our liquidity, cash flow from operating activities or compliance with the financial covenants set forth in the credit agreement. The cash benefit from the deductible goodwill for tax purposes remains intact.

Total operating expenses for the first quarter of 2020 were $1,053.2 million, or $147.3 million excluding the impairment charge, compared to $158.3 million for the prior-year period. This decrease was primarily due to a refocus of our marketing spend due to the decreased category demand resulting from the COVID-19 pandemic and related restrictions and the realization of operational efficiency actions in the prior and current years.

GAAP net loss for the first quarter of 2020 was $787.4 million, or $11.76 per diluted share, compared to GAAP net loss of $9.0 million, or $0.13 per diluted share, in the first quarter of 2019. Adjusted Net Income for the first quarter of 2020 was $21.8 million, or $0.32 per diluted share, compared to $20.7 million, or $0.31 per diluted share, in the first quarter of 2019.

Adjusted EBITDA for the first quarter of 2020 was $35.2 million, or 24% of revenue, compared to $38.6 million, or 25% of revenue, for the prior-year period.

For the first quarter, Average Monthly Unique Visitors grew 11% year over year and total traffic grew 20% year over year, supported by product innovations and investments in and efficiencies gained in SEO, brand awareness and paid channels. Mobile traffic grew 29% year over year and accounted for 76% of total traffic compared to 71% in the prior year.

Dealer customers were 18,938 as of March 31, 2020, an increase of 1%, compared to 18,834 dealer customers as of December 31, 2019, primarily due to growth in digital solutions customers, partially offset by a decrease in local dealer customers.

ARPD was $2,092 in the first quarter of 2020, down 6% from the prior year period primarily due primarily to downgrades and the impact of COVID-19 in the second half of March 2020.

“We are pleased with our first-quarter results, which, prior to the impact of the COVID-19 restrictions, demonstrated continued momentum from our fourth-quarter 2019 results, validating our strategy and the strength of our business model,” said Jandy Tomy, interim Chief Financial Officer of CARS.

She continued, “Results in the second quarter will be impacted by our three-month discount program and any ongoing impact of prevailing economic conditions. To mitigate this impact, we took decisive actions including significant cost reductions, as well as a draw-down on our revolving credit facility in order to provide additional flexibility and liquidity during a restricted movement period of unknown duration. As the COVID-19 restrictions lift and economic conditions strengthen, we remain confident that CARS is well-positioned to continue our momentum towards achieving market leadership over time.”

Cash Flow and Balance Sheet

Net cash provided by operating activities for the three-month period ended March 31, 2020 was $28.9 million, compared to $38.4 million in the prior year. Free Cash Flow for the three-month period ended

March 31, 2020, was $23.1 million, compared to $35.0 million in the same period last year. Cash flow was impacted in both periods by payments associated with the early conversion of affiliate markets.

Cash and cash equivalents was $187.3 million and debt outstanding was $799.7 million as of March 31, 2020. During the three-month period, the Company paid down $13.4 million of indebtedness and borrowed $165.0 million. Net leverage at March 31, 2020, was 4.1x, calculated in accordance with the Company's credit agreement. The Company is having collaborative discussions with its lenders about whether the credit agreement should be modified and will communicate an update in due course.

Outlook

Prior to the COVID-19 impact, the Company believed that it was in a position to deliver a robust second half of the year and to exit the year with revenue and Adjusted EBITDA growth. The effects of the COVID-19 pandemic restrictions have and will negatively impact results of operations, cash flow and financial position; however, the extent of the impact will vary depending on the duration and severity of the restrictions and economic consequences. Accordingly, on March 23, 2020, the Company suspended 2020 guidance.

Q1 Earnings call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. Central Time. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until May 20, 2020.

About CARS

CARS is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace site Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share. In 2018, CARS acquired Dealer Inspire®, an innovative technology company building solutions that future-proof dealerships with more efficient operations, a faster and easier car buying process, and connected digital experiences that sell and service more vehicles.

CARS properties include Cars.com, DealerRater®, DealerInspire®, Auto.com™, PickupTrucks.com® and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per diluted share and Free Cash Flow. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under our credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

We define Adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA.

We define Adjusted Net Income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, and (3) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted Net Income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

We define Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic is fundamental to our business. Traffic to the CARS network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Visits refers to the number of times visitors accessed CARS properties during the period, no matter how many visitors make up those visits. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in Revenue, we believe our ability to reach in-market car shoppers is attractive to our dealer customers and national advertisers.

Average Monthly Unique Visitors (“UVs”). Growth in unique visitors and consumer traffic to our network of websites and mobile apps increases the number of impressions, clicks, leads and other events we can monetize to generate revenue. We define UVs in a given month as the number of distinct visitors that engage with our platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of our mobile apps on an individual device. If a visitor accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts towards the number of UVs. UVs do not include Dealer Inspire UVs. We measure UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer (“ARPD”). We believe our ability to grow ARPD is an indicator of the value proposition of our products. We define ARPD as Direct retail revenue during the period divided by the average number of direct Dealer Customers during the same period.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the impact of COVID-19 on our industry, our dealer customers and our results of operations, our business strategies, strategic alternatives, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity, including expense reduction and draws from our revolving credit facility, and other matters and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “outlook,” “intend,” “strategy,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal” or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors we think are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. Our actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and our other filings with the Securities and Exchange Commission, available on our website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Kamal Hamid

khamid@cars.com

312.601.5110

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

###

Cars.com Inc.
Consolidated Statements of Loss
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Direct	$125,361	$115,094
National advertising	19,393	20,295
Other	3,340	3,949
Retail	148,094	139,338
Wholesale	—	14,860
Total revenue	148,094	154,198
Operating expenses:
Cost of revenue and operations	26,030	25,579
Product and technology	14,873	17,863
Marketing and sales	54,922	60,343
General and administrative	14,117	23,888
Affiliate revenue share	6,369	2,454
Depreciation and amortization	30,961	28,125
Goodwill and intangible asset impairment	905,885	—
Total operating expenses	1,053,157	158,252
Operating loss	(905,063)	(4,054)
Nonoperating expense:
Interest expense, net	(7,526)	(7,566)
Other (expense) income, net	(9,501)	119
Total nonoperating expense, net	(17,027)	(7,447)
Loss before income taxes	(922,090)	(11,501)
Income tax benefit	(134,656)	(2,470)
Net loss	$(787,434)	$(9,031)
Weighted-average common shares outstanding:
Basic	66,938	67,584
Diluted	66,938	67,584
Loss per share:
Basic	$(11.76)	$(0.13)
Diluted	(11.76)	(0.13)

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2020	December 31, 2019
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$187,344	$13,549
Accounts receivable, net	95,069	101,762
Prepaid expenses	8,092	6,526
Other current assets	782	603
Total current assets	291,287	122,440
Property and equipment, net	43,782	43,696
Goodwill	—	505,885
Intangible assets, net	904,221	1,329,499
Investments and other assets	16,634	26,471
Total assets	$1,255,924	$2,027,991
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$17,626	$12,431
Accrued compensation	9,056	16,738
Current portion of long-term debt	31,425	31,391
Other accrued liabilities	40,203	38,246
Total current liabilities	98,310	98,806
Noncurrent liabilities:
Long-term debt	763,361	611,277
Deferred tax liability	—	132,996
Other noncurrent liabilities	46,363	43,844
Total noncurrent liabilities	809,724	788,117
Total liabilities	908,034	886,923
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,961 and 66,764 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	670	668
Additional paid-in capital	1,516,174	1,515,109
Accumulated deficit	(1,154,501)	(367,067)
Accumulated other comprehensive loss	(14,453)	(7,642)
Total stockholders' equity	347,890	1,141,068
Total liabilities and stockholders' equity	$1,255,924	$2,027,991

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(787,434)	$(9,031)
Adjustments to reconcile Net loss to Net cash provided by operating activities:
Depreciation	5,683	4,033
Amortization of intangible assets	25,278	24,092
Amortization of unfavorable contracts liability	—	(6,300)
Goodwill and intangible asset impairment	905,885	—
Impairment of non-marketable security	9,447	—
Stock-based compensation	1,971	2,981
Deferred income taxes	(133,064)	(2,570)
Provision for doubtful accounts	1,606	1,055
Amortization of debt issuance costs	556	311
Other, net	75	(9)
Changes in operating assets and liabilities:
Accounts receivable	5,087	12,274
Prepaid expenses	(1,566)	1,847
Other current assets	(218)	886
Other assets	458	(17,208)
Accounts payable	5,133	574
Accrued compensation	(7,682)	(4,075)
Other accrued liabilities	(1,661)	14,087
Other noncurrent liabilities	(662)	15,442
Net cash provided by operating activities	28,892	38,389
Cash flows from investing activities:
Purchase of property and equipment	(5,755)	(3,363)
Other, net	—	(600)
Net cash used in investing activities	(5,755)	(3,963)
Cash flows from financing activities:
Proceeds from revolving loan borrowings	165,000	—
Payments of long-term debt	(13,438)	(10,625)
Stock-based compensation plans, net	(904)	(743)
Repurchases of common stock	—	(20,000)
Other	—	(181)
Net cash provided by (used in) financing activities	150,658	(31,549)
Net increase in cash and cash equivalents	173,795	2,877
Cash and cash equivalents at beginning of period	13,549	25,463
Cash and cash equivalents at end of period	$187,344	$28,340
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$124	$38
Cash paid for interest	6,956	7,413

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Reconciliation of Net loss to Adjusted EBITDA

Net loss	$(787,434)	$(9,031)
Interest expense, net	7,526	7,566
Income tax benefit	(134,656)	(2,470)
Depreciation and amortization	30,961	28,125
Goodwill and intangible asset impairment	905,885	—
Stock-based compensation	1,911	3,099
Write-off of long-lived assets and other	9,483	111
Severance, transformation and other exit costs	1,404	6,453
Transaction-related costs	97	2,044
Costs associated with the stockholder activist campaign	—	2,695
Adjusted EBITDA*	$35,177	$38,592

Reconciliation of Net loss to Adjusted net income

Net loss	$(787,434)	$(9,031)
Amortization of intangible assets	25,278	24,092
Goodwill and intangible asset impairment	905,885	—
Stock-based compensation	1,911	3,099
Write-off of long-lived assets and other	9,483	111
Severance, transformation and other exit costs	1,404	6,453
Transaction-related costs	97	2,044
Costs associated with the stockholder activist campaign	—	2,695
Tax impact of adjustments	(134,860)	(8,717)
Adjusted net income*	$21,764	$20,746
Adjusted net income per share, diluted	$0.32	$0.31
Weighted-average common shares outstanding, diluted**	67,255	67,584

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$28,892	$38,389
Purchase of property and equipment	(5,755)	(3,363)
Free cash flow	$23,137	$35,026

* There was no unfavorable contract liability amortization during 2020 as it was fully amortized as of September 30, 2019. Additionally, amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income for 2019.

** Weighted-average common shares outstanding, diluted, includes shares excluded from GAAP loss per share due to the net loss position for the three months ended March 31, 2020 and March 31, 2019.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended March 31, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$26,030	$—	$(37)	$25,993
Product and technology	14,873	—	(566)	14,307
Marketing and sales	54,922	—	(496)	54,426
General and administrative	14,117	(1,537)	(812)	11,768
Affiliate revenue share	6,369	—	—	6,369
Depreciation and amortization	30,961	—	—	30,961
Goodwill and intangible asset impairment	905,885	(905,885)	—	—
Total operating expenses	$1,053,157	$(907,422)	$(1,911)	$143,824

Total nonoperating expense, net	$(17,027)	$9,447	$—	$(7,580)

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs, and transaction-related costs.

Expense category for the Three Months Ended March 31, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$25,579	$—	$(67)	$25,512
Product and technology	17,863	—	(763)	17,100
Marketing and sales	60,343	—	(445)	59,898
General and administrative	23,888	(11,303)	(1,824)	10,761
Affiliate revenue share	2,454	—	—	2,454
Depreciation and amortization	28,125	—	—	28,125
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$158,252	$(11,303)	$(3,099)	$143,850

Total nonoperating expense, net	$(7,447)	$—	$—	$(7,447)

(1) Includes severance, transformation and other exit costs, costs associated with the stockholder activist campaign, transaction-related costs, write-off of long-lived assets and other.